Form N-4, Item 24(b)

--------------------------------------------------------------------------------
                                  EXHIBIT 8.10

                         Form of Participation Agreement
                          with INVESCO Funds Group and
                     American United Life Insurance Company
--------------------------------------------------------------------------------

                                  INVESCO FUNDS
                       OMNIBUS ACCOUNT SERVICES AGREEMENT


This Agreement is made as of May 16th,, 2001, between INVESCO FUNDS GROUP, INC. AND INVESCO DISTRIBUTORS, INC. (COLLECTIVELY, THE "FUND PARTY"), Delaware Corporations, and American United Life Insurance Company ("Agent").

     WHEREAS,   the  terms  and  conditions  set  forth  herein  apply  to  fund transactions effected on behalf of direct customers of Agent;

     WHEREAS, it is understood that Agent performs traditional operational functions, including execution and clearance of trades and holding customer funds and securities;

     WHEREAS, Agent will execute orders for new shares free of transaction charges to the investor ("Program Shares");

     WHEREAS, the Fund Party wishes to have Agent perform certain distribution, recordkeeping, shareholder communication, administrative and other services for the funds listed on Schedule I (the "Funds");

     WHEREAS, such services will be performed pursuant to the terms and conditions as set forth herein;

     WHEREAS, both the Fund Party and Agent agree to transact business in the manner prescribed in Schedule II attached hereto;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

       1.  SERVICES.

     During the term of this Agreement, Agent will perform services as set forth in Schedule III attached hereto (the "Services"). Such Schedule may be amended from time to time with mutual consent of the parties.

       2.  FEES.

     a. For performance of Services, Agent shall receive a fee (the "Fee") which will be calculated and paid as provided in Schedule IV attached hereto. Fees are solely for shareholder servicing and other administrative services provided by Agent and do not constitute payment in any manner for investment advisory, trustee, or custodial services.

     b. Fund Party represents that fees paid to Agent will be paid out of transfer agency, Rule 12b-1, management or other fees or expenses presently being charged to the Funds pursuant to the terms of their current prospectuses, or out of Fund Party's profits or any other non-Fund source legally available to Fund Party.

     c. In the event that Schedule III is revised, the parties agree, in good faith, to negotiate a revision of fees set forth in Schedule IV.

       3.  TRANSACTION CHARGES.

     Agent shall not, during the term of this Agreement, assess against or collect from, customers, any transaction fee upon the purchase or redemption of any Fund's shares, except as noted in section 4 below. Customer purchases not meeting the criteria as set forth herein may be charged a transaction fee by the Agent, as the case may be, and will not be included in service fee invoices presented to the Funds for payment.

       4.  SHORT-TERM REDEMPTIONS AND TRANSFERS.

     It is hereby understood that Agent may apply a redemption fee for any short-term redemption of shares purchased within specified time frames.

       5.  INDEMNIFICATION.

     a. Agent shall indemnify and hold harmless the Fund Party and the Funds and their respective directors, officers, employees, and agents from and against any and all losses, claims, damages, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of: (i) Agent's dissemination of information regarding any Fund that is incorrect and that was not provided to Agent, or approved in writing, by the Fund Party, its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or agents; (ii) any breach by Agent of any representation, warranty, covenant or agreement contained in this Agreement or any law or regulation; or (iii) Agent's willful misconduct or gross negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the gross negligence, willful misconduct, or breach of this Agreement by the Fund Party.

     b. The Fund Party hereby agrees to indemnify Agent and its directors, officers, employees, and agents against any and all losses, claims, damages, liabilities, and expenses (including, but not limited to, reasonable attorney's fees) to which Agent may become subject as a result of any untrue or alleged untrue statement of a material fact contained in the prospectuses, advertising, or sales literature for the Funds, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; or any breach by Fund Party of any representation, warranty, covenant or agreement contained in this Agreement or any law or regulation; or Fund Party's willful misconduct or gross negligence in the performance of, or failure to perform, its obligation's under this Agreement except to the extent the losses are a result of gross negligence, willful misconduct, or breach of this Agreement by the Agent.

     c. In any event, no party shall be liable for any special, consequential or incidental damages.

       6.  ROLE OF PARTIES.

     The parties acknowledge and agree that the Services under this Agreement are distribution, recordkeeping, shareholder communication, administrative and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the Investment Company Act of 1940. This Agreement does not grant Agent, or participating correspondents any right to purchase shares from any Fund (although it does not preclude them from purchasing any such shares), nor does it constitute Agent an agent of the Fund Party for purposes of selling shares of any Fund to any dealer or to the public. To the extent Agent is involved in the purchase of shares of any Fund by customers, such involvement in these purchases will be as agent of such customers only.

       7.  INFORMATION TO BE PROVIDED.

     The Fund Party shall provide to Agent, prior to the effectiveness of this Agreement, or as soon thereafter as possible:

     a. A copy of the current prospectus and statement of additional information for each Fund participating in the program described herein. The Fund Party shall provide Agent with written copies of any amendments to, or changes in such documents as soon as possible after such amendments or changes become available.

       8.  NOTICES.

     All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit, first class postage prepaid, in the United States Mail, whichever is earlier.

All such notices shall be made:

if to Agent, to:             American United Life Insurance Company

                             One American Square
                             Indianapolis, IN   46282
                             Attention:  Richard A. Wacker


if to the Fund Party, to:    INVESCO Funds Group, Inc. and
                             INVESCO Distributors, Inc.
                             7800 East Union Avenue
                             Denver, Colorado 80237
                             Attention: Ronald L. Grooms, Senior Vice President


       9.  NONEXCLUSIVITY.

     Each Party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

       L0.  ASSIGNABILITY.

     This Agreement is not assignable by any party without the other party's consent, except that Fund Party may assign this Agreement to a related INVESCO entity, or wholly-owned subsidiary of AMVESCAP PLC, the Fund Party's parent company. Any attempted assignment in contravention hereof shall be null and void.

       11.  SCHEDULES.

     All Schedules attached to this Agreement (as they may be amended from time to time) are, by this reference, incorporated into, and made a part of, this Agreement.

       12.  ENTIRE AGREEMENT - AMENDMENT.

     This Agreement (including the Schedules attached hereto), constitutes the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, whether written or oral, made prior to the execution of this Agreement. This Agreement and the Schedules attached hereto may be amended only by a writing executed by each party to be bound by the amendment.

       13.  GOVERNING LAW.

     This Agreement will be governed by, and interpreted under, the laws of the State of Colorado as applied to contracts entered into and to be performed entirely within that state, without reference to choice of law statutes.

       14.  COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

       15.  EFFECTIVENESS OF AGREEMENT   TERMINATION.

     a. This Agreement will become effective as to a Fund as of: (i) the date set forth on Schedule I opposite the name of the Fund; or (ii) such later date as Agent may, in its discretion, designate.

     b. This Agreement may be terminated, as to one or more Funds (as reflected in Schedule I, by either party upon thirty (30) days written notice to the other parties; or upon such shorter notice as is required by law, order, or instruction from a court of competent jurisdiction, regulatory body, or self-regulatory organization with jurisdiction over the terminating party. Notwithstanding the foregoing, this Agreement may be terminated immediately at the option of Fund Party:

          i. as to any Fund upon the termination of Fund Party's engagement as the investment advisor, distributor, or transfer agent to such Fund, or

          ii. upon the termination of any plan of distribution ("Rule 12b-1 Plan") adopted and maintained pursuant to Rule 12b-1 under the 1940 Act by any Fund that has a Rule 12b-1 Plan in effect as of the effective date of this Agreement.

     c. Upon termination as to a Fund, Fund Party will not be obligated to pay the fee with respect to any shares of the Fund. In addition, Section 5 shall continue in full force and effect notwithstanding the termination of this Agreement.

       16.  REPRESENTATIONS AND WARRANTIES.

     a. Agent represents and warrants that it is an insurance company duly organized under the laws of Indiana and is duly registered and/or qualified as a broker-dealer with the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers, Inc. and in every state or territory of the United States where such registration or qualification is required, and is duly registered or exempt from registration as a transfer agent with the SEC, and has the requisite authority to enter into this Agreement and to carry out the Services.

     b. The execution and delivery of this Agreement and the performance of the Services have been duly authorized by all necessary corporate action on the part of Agent, and this Agreement constitutes the valid and binding obligation of Agent.

       17.  INSURANCE.

     Agent shall maintain, with financially sound and reputable insurers, insurance against such liabilities, casualties and contingencies and in such amounts as is customarily carried by prudent companies engaged in the same or a similar business including, without limitation, an errors and omissions policy providing coverage of at least One Million Dollars ($1,000,000). In the event that Agent ceases to have such an errors and omissions policy in force, it shall immediately notify Fund Party.

     IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Agreement.

FUND PARTY:                   AGENT:

INVESCO FUNDS GROUP, INC.         AMERICAN UNITED LIFE INSURANCE COMPANY
INVESCO DISTRIBUTORS, INC.        One American Square
7800 East Union Avenue            Indianapolis, IN   46282
Denver, Colorado 80237

By: /s/ Ronald L. Grooms          By: /s/ Richard A. Wacker
Print Name: Ronald L. Grooms      Print Name: Richard A. Wacker
Title:  Senior Vice President     Title: Associate General Counsel

                              SCHEDULE I

This Schedule dated as of May 16th, 2001 shall apply to the following Funds:


INVESCO Balanced Fund Investor Class
INVESCO Blue Chip Growth Fund Investor Class
INVESCO Dynamics Fund Investor Class
INVESCO Endeavor Fund Investor Class
INVESCO Energy Fund Investor Class
INVESCO Equity Income Fund Investor Class
INVESCO European Fund Investor Class
INVESCO Financial Services Fund Investor Class
INVESCO Gold Fund Investor Class
INVESCO Growth & Income Fund Investor Class
INVESCO Health Sciences Fund Investor Class
INVESCO High Yield Fund Investor Class
INVESCO International Blue Chip Value Fund Investor Class
INVESCO Leisure Fund Investor Class
INVESCO Real Estate Opportunity Fund Investor Class
INVESCO S&P 500 Index Fund Investor Class
INVESCO Select Income Fund Investor Class
INVESCO Tax-Free Long-Term Bond Fund Investor Class
INVESCO Technology Fund Investor Class
INVESCO Telecommunications Fund Investor Class
INVESCO Total Return Fund Investor Class
INVESCO U.S. Government Securities Fund Investor Class
INVESCO Utilities Fund Investor Class
INVESCO Value Equity Fund Investor Class

                             SCHEDULE II

Operational Procedures Relevant to the Agreement.

Unless processed using the NSCC Fund/SERV and/or Networking interfaces in the customary manner as prescribed by the NSCC, or as amended by mutual agreement whether verbally or in writing, operational responsibilities will be executed as outlined below in paragraphs (1), (2), and (3)

       1.   THE ACCOUNTS.

     Agent will open one or will utilize one already opened omnibus account per Fund, providing for the cash payment of all capital gains and dividends. Agent may open additional omnibus accounts in the future.

       2.  PURCHASE AND REDEMPTION ORDERS.

     Agent will aggregate and calculate purchase and redemption orders for shares of a Fund that it has accepted as placed by Customers prior to the close of trading on the New York Stock Exchange, and will communicate to Fund Party such orders for each Fund for each business day the New York Stock Exchange was open. Such orders will receive the applicable Fund's closing net asset value for that business day, provided they are communicated to Fund Party within agreed upon time frames. For purposes of this Agreement, a "business day" is any day on which a Fund's net asset value is determined.

       3.  SETTLEMENT OF TRADES.

     Both Agent and the Fund Party-will use their best efforts to cause to be transmitted by wire before 2 p.m. Eastern time on the business day following Trade Date (settlement date) to an account as directed by the counterpart, the proceeds of all redemption orders and the purchase price of all purchase orders. However, if one or more Funds has determined to settle redemption transactions for all of its shareholders on a delayed basis (more than one business day, but in no event more than seven calendar days, after the date on which the redemption order is received, unless otherwise permitted by an order of the Securities and Exchange Commission under Section 22(e) of the Investment Company Act of 1940), Fund Party shall be permitted to delay sending redemption proceeds to Agent by wire transfer by the same number of days that the Fund is delaying sending redemption proceeds to other shareholders of the Fund.

       4.  PRICE ERRORS.

     If customers of Agent or its participating correspondents have received amounts in excess of the amounts to which they otherwise would have been entitled prior to an adjustment for a price error, Agent or its participating correspondents, unless Fund Party and the Fund otherwise agree, will make a good faith attempt to collect such excess amounts from their customers. In no event however, shall Agent or a participating correspondent be liable to Fund or Fund Party for any such amounts provided the overpayment was not caused by Agent or the participating correspondent.

       5.  ACCOUNT ACTIVITY AND DISTRIBUTION INFORMATION.

     a. Fund Party shall cause to be provided to Agent confirmations of Fund activity in the form of statements detailing activity no less frequently than monthly, as well as other information as may reasonably be requested by Agent.

     b. Fund Party shall cause to be provided to Agent all distribution announcement information (ex dates, record dates, payable dates, distribution rate per share, record date share balances, etc.) as soon as it is announced by each Fund.

     On the ex-dividend date, Fund Party or the Fund shall provide the reinvest price (if determined on the ex-dividend date) and the total number of dollars realized from the distribution credited to the Agent account. Prior to 10:00 a.m. (Eastern Time) on the next business day following the ex-dividend date, acting as Fund Party's Agent, Agent shall notify Fund Party of the aggregate number of Fund shares to be purchased in order to pay the distribution in shares to the customers of Agent or its participating correspondents who have elected to receive their capital gain distributions and/or dividends reinvested in additional shares. Provided that Fund Party receives such notification prior to 10:00 a.m. (Eastern Time) on the next business day following the ex-dividend date, Fund Party agrees that Agent may purchase such aggregate number of Fund shares at the Fund prices computed on the ex-dividend date. Fund Party or such Fund will wire the cash distribution proceeds of such transactions from the Fund to appropriate Agent account(s) on the business day following the payable date.

     c. All distribution data furnished to Agent under this section shall be held by Agent in confidence, and Agent agrees to refrain from disclosing any such information until such time as Fund Party or the Fund either consents to such disclosure by Agent or makes such information publicly available. Agent will maintain and enforce rules and policies designed to protect against unauthorized access to, or use of, the information during such period by anyone other than Agent employees who have a need to know the information for the purposes described above.

       6.  TRANSFER OF ACCOUNTS.

     a. Fund Party agrees to accept from Agent authorizations executed by shareholders of the Funds to transfer existing client positions and accounts into the Agent omnibus account. Agent agrees to clearly identify the appropriate omnibus account for completion of the transfer and to adhere to the operating requirements of Fund Party.

     b. Agent agrees to transfer record ownership of a client's shares of the Funds to the client promptly upon the request of the client. Fund Party agrees to adhere to the operating requirements of Agent in connection with the processing of any such transfers.

       7.  SHAREHOLDER COMMUNICATION.

     a. The Fund Party shall provide the following shareholder communications material to Agent, its participating correspondent or to their mailing Agents, as directed by Agent, in quantities sufficient to allow mailing thereof to all customers of Agent and its participating correspondents who are beneficial owners of the Fund's shares.

     i. All proxy statements prepared for circulation to shareholders of record of such Fund.
     ii.  Annual   reports.
     iii. Semi- annual reports.
     iv.  All updated prospectuses, supplements and amendments thereto.

     b. The Fund Party or the Fund shall provide without charge the above-mentioned materials to Agent, its participating correspondents or to their mailing Agents. Agent will distribute, or will cause its participating correspondents to distribute, all materials to their respective customers.

       8.  REGISTRATION REQUIREMENTS.

     Agent and its participating correspondents will only place purchase orders for shares of a Fund on behalf of customers whose addresses recorded on Agent's or the participating correspondent's books are in states or other jurisdictions in which such Fund is registered or qualified for sale or exempt from registration and qualification under applicable law as confirmed in writing to Agent by Fund Party. Fund Party shall advise Agent promptly if any such registration or qualification is terminated or if Fund Party or the Fund wishes to prevent Agent from placing or continuing to place purchase orders on behalf of its customers who reside in a particular state or jurisdiction. Agent shall provide Fund Party with such information as Fund Party may reasonably request regarding sales and redemptions of Fund shares on a state-by-state basis.

       9.  USE OF INVESCO NAME.

     Agent acknowledges and agrees that Fund Party and/or its affiliates own all right, title and interest in and to the name INVESCO and the INVESCO open circle design, and covenants not, at any time, to challenge the rights of Fund Party and/or its affiliates to such name or design, or the validity or distinctiveness thereof. Prior to its use of any advertising, sales literature or other promotional materials that feature the Funds, Agent shall give Fund Party a reasonable opportunity to review and comment upon such materials, and no such materials shall be used if Fund Party objects. Subject to the foregoing sentence, Fund Party hereby authorizes Agent to use the names and other identifying marks of Fund Party or any Fund in connection with the operation of Agent's mutual fund program. Fund Party may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon Fund Party's reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Fund Party or such Fund or (ii) if no investment company, or series or class of shares of any investment company advised by Fund Party continues to be available through Agent's mutual fund program: provided, however, that Agent may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization.

       MARKET TIMERS.

     In the event that active traders or market timers become a problem for the Funds in Agent's mutual fund program, the parties will negotiate in good faith to develop a solution. Possible solutions include, but are not limited to, limiting the size of purchase orders placed by such customers or prohibiting such customers from investing in some or all of the Funds.

       11.  CONFIDENTIALITY.

     Each party acknowledges and understands that any and all technical, trade secret or business information including, without limitation, financial information, business or marketing strategies or plans, or product development or customer information, which is disclosed to the other or is otherwise obtained by the other during the term of the Agreement (the "Proprietary Information") is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner's business. Each party agrees to use its best efforts (the same being not less than those employed to protect its own proprietary information) to safeguard the other's Proprietary Information and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof. Neither party shall, without the prior written approval of an authorized officer of the other, directly or indirectly, disclose the Proprietary Information to any person or entity except for its employees, attorneys, accountants and other advisers on a need-to-know basis or as may be required by law or regulation or demanded by any court or administrative agency of competent jurisdiction. Each party shall promptly notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of the other's Proprietary Information. This section shall continue in full force and effect notwithstanding the termination of this Agreement.

                             SCHEDULE III


Schedule of services to be performed by Agent pursuant to this Agreement.

     1. Agent represents and warrants that it has and will continue at all times to have the necessary facilities, equipment and personnel to perform the services hereunder in a businesslike and competent manner and its system
complies  in  all  material   respects  with  any  applicable  laws,  rules  and
regulations related to the services to be provided under this Agreement, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

     2. Client-Shareholders will look to Agent and not the Fund for resolution of problems or discrepancies in their accounts.

     3.  Agent   agrees  that  it  will   perform   various   services  for  the
Client-Shareholders in those accounts, including where applicable:

     * Establishing and maintaining records of Client-Shareholders' accounts;

     * Processing purchase and redemption transactions;

     *  Confirming   Client-Shareholder   transactions   and  sending   periodic
statements;

     * Answering routine client inquires regarding the Funds;

     * Assisting clients in changing dividend options, account designations and addresses;

     * Withholding taxes on non-resident alien accounts;

     * Disbursing income, dividends and capital gains distributions;

     * Reinvesting dividends and distributions;

     * Preparing and delivering to Client-Shareholders and state and federal authorities, including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, rule or regulation;

     * Withholding on dividends and distributions as may be required by state or Federal authorities from time to time;

     * Providing Fund prospectuses upon request and contemporaneously with transaction confirmations to the extent required by law;

     * And such other services as Fund Party may reasonably request.


     4.  Agent  shall  maintain  all  historical   Client-Shareholder   records,
consistent with requirements of all applicable laws, rules and regulations. (a) Upon the request of the Fund Party,

Agent  shall  provide  copies  of  all  the  historical   records   relating  to
transactions between the Funds and the Shareholders, written communications regarding the Funds to or from the Shareholders and other materials, in each case (1) as are maintained by Agent in the ordinary course of its business, and
(2) as may reasonably be requested to enable the Fund Party including without limitation its auditors or legal counsel to (A) monitor and review the Services,
(B) comply with any request of a governmental or self  regulatory  organization,
(C) verify compliance by Agent with the terms of this agreement, (D) make required regulatory reports, or (E) perform general customer supervision. Agent agrees that it will permit the Fund Party to have reasonable access to its personnel and records in order to facilitate the monitoring of the services. Upon the request of Agent, Fund Party shall provide copies of all the historical records relating to transactions between the Funds and Agent, written communications regarding the Funds to or from Agent and other materials, in each case (1) as are maintained by the Fund Party in the ordinary course of its business and in compliance with applicable law, and (2) as may be requested to enable Agent to (A) comply with the request of any governmental body or self regulatory organization, (B) verify compliance by the Fund Party with the terms of this Agreement, (C) make required regulatory reports, or (D) perform general customer supervision.

     5. Agent shall make available to Fund Party (if requested) records or communications necessary to determine the number of Client-Shareholders in each correspondent omnibus account, if applicable.

                             SCHEDULE IV


For performance of Services as outlined in Schedule III (attached hereto), Agent shall receive a service fee calculated as follows:

With respect to accounts in which the average shareholder account balance exceeds $1,000 per Fund and the total omnibus investment amount per Agent exceeds $1,000,000, Fund Party shall pay an annual service fee rate of 35 basis points of the average daily market value of Program Shares, to be paid monthly upon receipt of invoice by the Fund Party from Agent. However, for each month that the Agent's average shareholder account balance falls below $1,000 per Fund, the Agent shall be paid an annual service fee rate of 25 basis points of the average daily market value of Fund shares, to be paid monthly upon receipt of an invoice from Agent. No fee will be paid with respect to shareholder accounts where the total omnibus investment is $1,000,000 or less per Agent. All fees shall be invoiced by Agent in accordance with instructions as provided by Fund Party and must be received by Fund Party in proper form within 30 days of each month following the month for which the invoice is submitted. Agent shall also include with the invoice a report showing the total number of active individual customers or participants owning shares in each Fund through Agent's omnibus account(s). No fees shall be payable with respect to Fund shares held by Agent in Agent brokerage accounts for which an invoice is not timely provided in proper form to Fund Party or for which an invoice has not been received.